                                FFTW FUNDS, INC.
                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION


FFTW Funds, Inc., a Maryland corporation (the "Corporation") having a principal office in New York, New York and having The Corporation Trust Incorporated as its resident agent located at 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Articles of Incorporation of the Corporation (the "Articles") are hereby amended to reflect that the names of the FFTW Inflation-Indexed Hedged Portfolio and the FFTW Inflation-Indexed Portfolio hereby are changed to the FFTW U.S. Inflation-Indexed Portfolio and the FFTW Global Inflation-Indexed Hedged Portfolio, respectively.

         SECOND: The amendments to the Articles as set forth above have been duly approved by a majority of the Board of Directors and the amendments are made pursuant to the authority granted pursuant to Section 2-605 of the Maryland General Corporation law.

         THIRD: This amendment shall become effective when accepted for filing by the Maryland State Department of Assessments and Taxation.

IN WITNESS WHEREOF, FFTW Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf on this 23rd day of December, 2002 by its President and witnessed by its Secretary, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.


WITNESSED:                          FFTW FUNDS, INC.


/s/ Robin Meister                   /s/ Stephen P. Casper
------------------                  ---------------------
Robin Meister                       Stephen P. Casper
Secretary                           President